                                                                      EXHIBIT 11

                 Statement re: Computation of per share earnings

Reconciliations of net income per share and net income per share, assuming dilution computations for the three and six months ended June 30, 2002 and 2001 are as follows (amounts in thousands, except share amounts):

                                                             Three Months Ended           Six months Ended
                                                                   June 30,                   June 30,
                                                                   --------                   --------
                                                              2002          2001          2002          2001
                                                              ----          ----          ----          ----
Numerator:

Net loss-numerator for basic and
       diluted net income (loss) per share                $ (7,310)     $ (1,884)     $ (9,715)     $ (4,735)
                                                          ========      ========      ========      ========

Denominator:
       Denominator for basic income (loss) per
          common share weighted average shares              33,772        29,912        33,451        29,133

Effect of dilutive securities-stock option                      --            --            --            --
                                                          --------      --------      --------      --------

Denominator for diluted income (loss) per
        common share                                        33,772        29,912        33,451        29,133
                                                          ========      ========      ========      ========

Potentially dilutive shares are excluded from the computation in loss periods, as their effect would be antidilutive.